Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Employee Stock Purchase Plan and the Non-Plan Inducement Stock Option Awards of Cepheid of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of Cepheid and the effectiveness of internal control over financial reporting of Cepheid, included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
May 4, 2016